Exhibit 10.1

Amendment to Membership Interest Purchase Agreement
This Amendment to Membership Interest Purchase Agreement (the “Amendment”) is made and entered into effective this 24th day of February, 2017 (the “Effective Date”) by and among PROJECT RUNNING SPECIALTIES, INC., a Delaware corporation (“Buyer”), PROJECT RUNNING SPECIALTIES, LLC, a Delaware limited liability company (“IP Buyer”, and collectively with Buyer, the “Buyers”), and THE FINISH LINE, INC., an Indiana corporation (“Seller”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Membership Interest Purchase Agreement dated January 26, 2017 (the “Purchase Agreement”), by and among the Buyer, IP Buyer, and Seller (collectively, the “Parties”).
Recitals
WHEREAS, the Parties executed the Purchase Agreement relating to the sale and purchase of a chain of stand-alone retail running specialty stores currently operated by The Running Specialty Group, LLC and The Running Specialty Group Acquisitions 1, LLC; and
WHEREAS, the Parties desire to make certain amendments to the Purchase Agreement to incorporate the agreement of the Parties to: (a) revise the procedures for the calculation of Closing Net Working Capital; (b) change the effective time of the Closing; (c) waive Buyers’ obligation to obtain the Third Party Financing prior to Closing; and (d) revise the Pre-Closing Restructuring to provide for only two Acquired Companies.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Amendments.

a.	Closing Net Working Capital Procedures. Section 2.3(b) of the Purchase Agreement is hereby amended and replaced in its entirety with the following:

(b)    Post-Closing Working Capital Adjustment.
(i)    Within forty-five (45) days after the Closing Date, Seller shall deliver to Buyers a consolidated balance sheet of the Acquired Companies (the “Closing Balance Sheet”) and Seller’s calculation (the “Closing Net Working Capital Statement”) of the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”). Buyers shall permit Seller and its Representatives access to the personnel, premises, books and records, and other documents and data of the Buyers, Acquired Companies and RSG Companies in connection with the preparation of the Closing Balance Sheet and Closing Net Working Capital Statement. In conjunction with delivering the Closing Balance Sheet and Closing Net Working Capital Statement, Seller also shall deliver or make available to Buyers such work papers, schedules and detail reports used to support or calculate the Closing Balance Sheet and Closing Net Working Capital Statement. Seller shall also permit Buyers and their Representatives access to the accounting records and accountant work papers (if any) used in connection with the preparation of the Closing Balance Sheet and Closing Net Working Capital Statement.
(ii)    Buyers shall have thirty (30) days after receipt of the Closing Balance Sheet and Closing Net Working Capital Statement (the “Dispute Period”) to examine the same and any work papers and records relating thereto and submit a notice to Seller of its objections (the “Dispute Notice”), if any, to the Closing Net Working Capital Statement. Such notice shall specify each item and amount as to which Buyers disagree (collectively, the “Disputed Items”) and the basis of Buyers’ objections. If Buyers have not given a Dispute Notice to Seller within the Dispute Period, or if Seller and Buyers are able to resolve any objections raised by Buyer through negotiations, then the Closing Net Working Capital Statement, as revised pursuant to such negotiations, if any, shall be final and binding on the parties. If Seller and Buyer are unable to resolve the Disputed Items within thirty (30) days after delivery of the Dispute Notice, then the Disputed Items, and only the Disputed Items, shall be referred for resolution to Crowe Horwath LLP, and if Crowe Horwath LLP is unable or unwilling to accept the engagement, then to another independent certified public accounting firm mutually acceptable to Buyers and Seller (in any such case, the “Independent Accountants”). The Independent Accountants may not be the regular outside accounting firm of any of the parties hereto. The Independent Accountants shall be instructed to complete their review of Disputed Items and any documentation submitted by the parties with respect thereto and to make a determination within forty-five (45) days after they are engaged, and the decision of the Independent Accountants shall be final and binding on the parties absent manifest error. In resolving any Disputed Items, the Independent Accountants shall not assign a value to any item higher than the highest value for such item claimed by either Seller or Buyers or less than the lowest value for such item claimed by either one. The Independent Accountants shall prepare and forward to Buyers and Seller an explanation of their determination with respect to the Disputed Items identified in the Dispute Notice and a final Closing Balance Sheet and Closing Net Working Capital Statement, including the Closing Net Working Capital. In such an event, the revised Closing Balance Sheet and Closing Net Working Capital Statement and the Closing Net Working Capital determination shall be final and binding on the parties. The costs, expenses and fees of the Independent Accountants shall be borne by the parties based upon the degree to which the Independent Accountants accept the parties’ respective positions.
(iii)    Payments in respect of Closing Net Working Capital shall be made as follows:
(aa) if the Closing Net Working Capital is greater than or equal to the Target Net Working Capital, then the Pre-Closing Net Working Capital Adjustment Amount paid by Seller, if any, shall be paid by Buyers, jointly and severally, to Seller; or
(bb) if the Closing Net Working Capital is less than the Target Net Working Capital, then Seller shall pay to Buyers an amount (the “Deficiency”) equal to (1) the difference between the Target Net Working Capital minus Closing Net Working Capital, minus (2) any Pre-Closing Net Working Capital Adjustment Amount previously paid by Seller; and
(cc) Amounts owed by Seller under Section 2.3(b)(iii)(bb), if any, shall be paid as follows: (I) within five (5) days of delivery by Seller of the statements required by Section 2.3(b)(i), Seller shall pay the preliminary Deficiency owing calculated on the basis of Seller’s initial statement of Closing Net Working Capital under Section 2.3(b)(i), and (II) if there are any Disputed Items, within five (5) days of the final determination of Closing Net Working Capital under Section 2.3(b)(ii), Seller shall pay the Deficiency, less any amounts previously paid under Section 2.3(b)(iii)(cc)(I).
(iv)    Any payment required pursuant to this Section 2.3(b) shall be made by wire transfer by Buyers or Seller, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party. Any such payment will be made together with interest at the Prime Rate per annum as quoted in The Wall Street Journal as of the Closing Date, compounded daily beginning on the Closing Date and ending on the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.

b.	Effective Time of Closing. Section 2.6 of the Purchase Agreement is hereby amended and replaced in its entirety with the following:

Section 2.6 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern Time, no later than February 24, 2017 effective as of 11:59 p.m. Eastern Time on such date (the “Closing Date”), at the offices of Seller’s counsel at Barnes & Thornburg LLP, 11 South Meridian Street, Indianapolis, Indiana 46204, or via correspondence and e mail communications, or at such other time and place as the parties may agree.

c.	Financing.

i.	Section 5.6 of the Purchase Agreement is hereby amended and replaced in its entirety with the following:

Section 5.6 Company Financing. Buyers shall work in good faith to obtain a third party asset based/working capital line of credit facility for the RSG Companies in the amount of at least $10,000,000 from a reputable financial institution within a reasonable time after Closing (the “Third Party Financing”).

ii.	Section 5.8(c) of the Purchase Agreement is hereby amended and replaced in its entirety with the following:

Buyers shall replace the existing letters of credit under the RSG Companies’ Real Estate Leases for the Bronxville, New York and Northville, Michigan stores within 45 days after Closing.

iii.	Section 5.17 of the Purchase Agreement is hereby amended and replaced in its entirety with the following:

Section 5.17 Pre-Closing Restructuring. Buyers and Seller shall, and each shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out immediately prior to Closing the restructuring described in Section 5.17 of the Disclosure Schedules (the “Pre-Closing Restructuring”), including, but not limited to, the signing and delivery of certificates of formations, limited liability company agreements, contribution agreements, assignments and any other instruments or documents. Seller shall also contribute Eight Million Three Hundred Thousand Dollars ($8,300,000) to Buyer, on behalf of the Acquired Company presently identified as “HoldCo” as part of the Pre-Closing Restructuring. Seller agrees to pay an additional Seven Hundred Thousand Dollars ($700,000) (the “Holdback Amount”) to Buyer on behalf of “Holdco” as follows: (i) upon replacement of the letter of credit for the Bronxville, New York stores pursuant to Section 5.8(c), or expiration of the Bronxville lease or letter of credit, Seller shall contribute a portion of the Holdback Amount equal to $167,325.12, (ii) upon replacement of the letter of credit for the Northville, Michigan stores pursuant to Section 5.8(c), or expiration of the Northville lease or letter of credit, Seller shall contribute a portion of the Holdback Amount equal to $ 200,000, (iii) if Buyers obtain a third party consent for any Real Property Lease, then Seller shall release a portion of the Holdback Amount in an amount equal to the reduction in the letter of credit amount required under Section 7.7 arising from the receipt of the consent (for example, if the required letter of credit amount under Section 7.7 was $285,000 and Buyer receives a consent after Closing such that the required letter of credit amount under Section 7.7 would have been reduced to $235,000, then Seller would release $50,000 from the Holdback Amount), (iv) if Buyers satisfy the post-closing covenants set forth in Section 5.8(c) and Section 7.7 by obtaining letters of credit, Seller will release the entire remaining Holdback Amount to Buyer on behalf of “Holdco” and (v) if no landlord has commenced or threatened in writing legal action against Seller on or before August 31, 2017, Seller will release the entire remaining Holdback Amount to Buyer on behalf of “Holdco,” except that the amount of the Bronxville letter of credit shall be withheld and not disbursed until September 30, 2017 if Buyers fail to replace Seller’s letter of credit for such store before such date.

iv.	Sections 6.1(i) and 6.2(g) of the Purchase Agreement are hereby deleted in their entirety.

d.	Pre-Closing Restructuring.

i.	The second “WHEREAS” clause on the first page of the Purchase Agreement is hereby amended and replaced in its entirety with the following:

WHEREAS, Buyers desire to acquire, and Seller desires to sell, the Business and all the membership interests of RSG and RSG1 through the purchase and sale of all the membership interests of two yet-to-be organized limited liability companies (each an “Acquired Company,” and collectively, the “Acquired Companies”) which will be organized pre-closing as part of the Pre-Closing Restructuring.

ii.
The Pre-Closing Restructuring set forth on Schedule 5.17 of the Disclosure Schedules is hereby amended to reflect that no “FundsCo” shall be created as part of the Pre-Closing Restructuring and that $8,300,000 shall be contributed by Seller to Buyer on behalf of “HoldCo” at Closing and that an additional $700,000 will be paid by Seller to Buyer in accordance with Section 5.17 of the Purchase Agreement (as amended herein).

2.Acknowledgment. Buyers acknowledge and agree that Seller has received the sufficient number of third-party consents to fully satisfy Section 6.1(h) of the Purchase Agreement, and that Buyers and any Affiliate, successor or assigns of Buyers shall not challenge the validity or enforceability of the third-party consents at any time.

3.Effect. This amendment is intended to be effective as of the Effective Date. All other terms, conditions, provisions, representations and warranties set forth in the Purchase Agreement shall remain unchanged and shall continue in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

DMS 4703273